FILE NO. 333-132958

FILED UNDER RULE 424(b)(3)

PROSPECTUS SUPPLEMENT

To Prospectus dated April 3, 2006

CORPORATE OFFICE PROPERTIES TRUST

This prospectus supplement supplements the prospectus dated April 3, 2006, relating to the resale of up to 8,699,288 of our common shares of beneficial interest, par value $0.01 per share, by certain of our shareholders. The prospectus was filed as part of our Registration Statement on Form S-3 (No. 333-132958).

Since the date of the prospectus, Jay H. Shidler, a selling shareholder named in the table under the caption “The Selling Shareholders” in the prospectus, has donated an aggregate of 305,000 our common shares to the University of Hawai’i Foundation (the “Donee”).

The Donee has requested that it be included as a selling shareholder in the prospectus. Accordingly, the table under the caption “The Selling Shareholders” in the prospectus is supplemented by the information in the table below to include the Donee with respect to the common shares that were transferred to it, as indicated below.

The total number of our common shares offered by the prospectus, as supplemented by this prospectus supplement, remains unchanged.

Percent of all
Common
		Maximum	Shares	Beneficial Ownership
	Number of Shares	Number of	Beneficially	After Resale of Shares
Name of	Beneficially	Shares Being	Owned Before	Number of
Selling Shareholder	Owned (1)	Offered	Resale	Shares	Percent
University of Hawai’i Foundation	305,000	305,000	*	—	*

*              Indicates less than one percent (1%).

(1)                                  The number of common shares beneficially owned by the selling shareholder is based upon information provided by the shareholder to the Company.

September 7, 2006